Exhibit 99.1

Jake Elguicze Treasurer and Vice President of Investor Relations 610-948-2836
FOR IMMEDIATE RELEASE                          August 3, 2017

TELEFLEX REPORTS SECOND QUARTER 2017 RESULTS

Second Quarter Revenues of $528.6 million, up 11.6% Versus Prior Year Period; up 12.9% on Constant Currency Basis

Second Quarter GAAP Diluted EPS of $1.67, up 33.6% Over Prior Year Period

Second Quarter Adjusted Diluted EPS of $2.04, up 7.9% Versus Prior Year Period

Raised 2017 Guidance Range for GAAP Revenue Growth from a Range of 10.0% to 11.5% to a Range of 11.5% to 13.0%

Reaffirmed 2017 Guidance Range for Constant Currency Revenue Growth of 12.5% to 14.0%

Raised 2017 Guidance for GAAP Diluted EPS from a Range of $5.59 to $5.66 to a Range of $5.91 to $5.98

Raised 2017 Guidance for Adjusted Diluted EPS from a Range of $8.05 to $8.23 to a Range of $8.20 to $8.35

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the second quarter ended July 2, 2017.

Second quarter 2017 net revenues were $528.6 million, an increase of 11.6% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2017 net revenues increased 12.9% over the year ago period.

Second quarter 2017 GAAP diluted earnings per share from continuing operations increased 33.6% to $1.67, as compared to $1.25 in the prior year period. Second quarter 2017 adjusted diluted earnings per share from continuing operations increased 7.9% to $2.04, compared to $1.89 in the prior year period.

“During the second quarter of 2017, Teleflex continued to achieve solid results across our strategic business units and geographies, positioning us to reaffirm our full year constant currency revenue growth guidance range, while enabling us to once again increase our full year 2017 GAAP and adjusted earnings per share guidance ranges,” said Benson Smith, Chairman and Chief Executive Officer. “Setting aside the impact of Vascular Solutions and one fewer shipping day in the quarter as compared to the second quarter of 2016, Teleflex posted solid growth on a constant currency basis, driven by strong performance in our OEM, Vascular North America, Surgical North America and EMEA segments. In addition, Vascular Solutions continues to perform in-line with our expectations and the integration activities associated with this acquisition remain on-track. Also within the quarter, we made significant progress with our distributor to direct conversion in China, and as such, we anticipate an acceleration in revenue growth in the second half of the year in China, as compared to the headwind we experienced during the first half of 2017."

Added Mr. Smith, "During the second quarter of 2017, we continued to execute on our margin expansion initiatives, delivering solid gross and operating margins. Finally, the Company continued to generate strong cash flow, enabling us to repay borrowings equivalent to approximately ten percent of the Vascular Solutions purchase price within only a few months after closing the transaction."

SECOND QUARTER NET REVENUE BY SEGMENT

The following table provides information regarding net revenues in each of the Company's reportable operating segments and all of its other operating segments for the three months ended July 2, 2017 and June 26, 2016 on both a GAAP and constant currency basis. The discussion below the table of the principal factors behind changes in net revenues for the three months ended July 2, 2017 as compared to the prior year period applies to both GAAP revenue and constant currency revenue, although GAAP revenue also was affected by foreign currency exchange rate fluctuations, as indicated in the "Foreign Currency" column of the table.

	Three Months Ended		% Increase/ (Decrease)
	July 2, 2017	June 26, 2016	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Vascular North America	$93.5	$88.2	6.3%	(0.2)%	6.1%
Surgical North America	44.7	43.1	4.0%	(0.3)%	3.7%
Anesthesia North America	49.1	49.2	(0.1)%	(0.1)%	(0.2)%
EMEA	132.0	131.7	3.2%	(3.0)%	0.2%
Asia	64.0	63.2	3.1%	(1.8)%	1.3%
OEM	45.1	40.3	12.5%	(0.5)%	12.0%
All Other	100.2	57.9	73.1%	(0.1)%	73.0%
Total	$528.6	$473.6	12.9%	(1.3)%	11.6%

Vascular North America second quarter 2017 net revenues were $93.5 million, an increase of 6.1% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2017 net revenues increased 6.3% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in sales volumes of existing products, which reflects the unfavorable impact of one less shipping day in the second quarter 2017, and an increase in new product sales.

Surgical North America second quarter 2017 net revenues were $44.7 million, an increase of 3.7% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2017 net revenues increased 4.0% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in new product sales and price increases. Sales volumes of existing products, which were marginally higher than in the prior year period, were adversely affected by the impact of one less shipping day in the second quarter 2017.

Anesthesia North America second quarter 2017 net revenues were $49.1 million, a decrease of 0.2% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2017 net revenues decreased 0.1% compared to the prior year period. The decrease in constant currency revenue is primarily attributable to a decrease in sales volumes of existing products, which reflects the unfavorable impact of one less shipping day in the second quarter 2017, partially offset by an increase in net revenues generated by an acquired business and an increase in new product sales.

EMEA second quarter 2017 net revenues were $132.0 million, an increase of 0.2% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2017 net revenues increased 3.2% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in sales volumes of existing products, despite the unfavorable impact of one less shipping day in the second quarter 2017, and an increase in new product sales.

Asia second quarter 2017 net revenues were $64.0 million, an increase of 1.3% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2017 net revenues increased 3.1%. The increase in constant currency revenue is primarily attributable to price increases and an increase in new product sales. Increases in sales volumes of existing products were more than offset by volume declines resulting from the distributor to direct sales conversion in China.

OEM and Development Services (“OEM”) second quarter 2017 net revenues were $45.1 million, an increase of 12.0% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2017 net revenues increased 12.5% compared to the prior year period. The increase in constant currency revenue is primarily attributable to net revenues generated by an acquired business and an increase in sales volumes of existing products.

All Other second quarter 2017 net revenues were $100.2 million, an increase of 73.0% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2017 net revenues increased 73.1% compared to the prior year period. The increase in constant currency revenue is primarily attributable to net revenues generated by sales of Vascular Solutions' products.

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense, amortization of intangible assets and deferred financing charges for the first six months of 2017 totaled $72.3 million compared to $64.6 million for the prior year period.

Cash and cash equivalents at July 2, 2017 were $676.2 million compared to $543.8 million at December 31, 2016.

Net accounts receivable at July 2, 2017 were $303.7 million compared to $272.0 million at December 31, 2016.

Net inventories at July 2, 2017 were $368.5 million compared to $316.2 million at December 31, 2016.

2017 OUTLOOK

The Company raised its full year 2017 GAAP revenue growth guidance range from 10.0% to 11.5% to a range of 11.5% to 13.0% over the prior year. The Company's previous 2017 GAAP revenue growth guidance range reflected the anticipated 2.5% unfavorable impact of foreign currency exchange rate fluctuations. The Company's current 2017 GAAP revenue growth guidance range reflects an anticipated 1.0% unfavorable impact of foreign currency exchange rate fluctuations. On a constant currency basis, the Company reaffirmed its estimate that revenues for full year 2017 will increase 12.5% to 14.0%. The forecasted revenue growth includes the impact of Vascular Solutions' product sales, which are expected to contribute approximately 8.5% to 9.0% to our revenue growth on a GAAP and constant currency basis.

The Company raised its full year 2017 GAAP diluted earnings per share from continuing operations guidance from a range of $5.59 to $5.66 to a range of $5.91 to $5.98. The Company raised its full year 2017 adjusted diluted earnings per share from continuing operations guidance from a range of $8.05 to $8.23 to a guidance range of $8.20 to $8.35.

Forecasted 2017 Constant Currency Revenue Growth Reconciliation

	Low	High

Forecasted 2017 GAAP revenue growth	11.5%	13.0%

Estimated impact of foreign currency exchange rate fluctuations	1.0%	1.0%

Forecasted 2017 constant currency revenue growth	12.5%	14.0%

Forecasted 2017 Adjusted Earnings Per Share Reconciliation

	Low	High

Diluted earnings per share attributable to common shareholders	$5.91	$5.98

Restructuring, impairment charges and special items, net of tax	$0.96	$1.00

Intangible amortization expense, net of tax	$1.32	$1.35

Amortization of debt discount on convertible notes, net of tax	$0.01	$0.02

Adjusted diluted earnings per share	$8.20	$8.35

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until August 10, 2017 at 11:59pm (ET), by calling 855-859-2056 (U.S./Canada) or 404-537-3406 (International), Passcode: 56173289.

ADDITIONAL NOTES

References in this release to the impact of foreign currency exchange rate fluctuations on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products we have sold for 36 months or less, and "existing products" refers to products we have sold for more than 36 months.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES

This press release includes certain non-GAAP financial measures, which include:

Adjusted diluted earnings per share. This non-GAAP measure is based upon diluted earnings per share, adjusted to exclude, depending on the period presented (i) restructuring and other impairment charges; (ii) certain losses and other charges, including, for 2017, costs related to the Company's acquisition of Vascular Solutions, facility consolidation costs and income associated with a litigation settlement and, for 2016, charges primarily related to facility consolidation costs; (iii) amortization of the debt discount on the Company’s convertible notes; (iv) intangible amortization expense; (v) tax benefits resulting primarily from the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law changes affecting the Company's deferred tax liability; and (vi) loss on extinguishment of debt. In addition, the calculation of diluted shares within adjusted earnings per share gives effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of the Company’s senior subordinated convertible notes (under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares).

Constant currency revenue growth. This non-GAAP measure is based upon net revenues, adjusted to eliminate the impact of translating the results of international subsidiaries at different currency exchange rates from period to period.

Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations and, as a result, they facilitate comparisons of financial results exclusive of items that can fluctuate in a manner that may not reflect the performance of our business. In addition, management believes that the calculation of non-GAAP diluted shares is useful to investors because it provides insight into the offsetting economic effect of the convertible note hedge against conversions of the convertible notes. Management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with generally accepted accounting principles (“GAAP”) and should not be relied upon as a substitute for GAAP financial measures. Tables reconciling historical adjusted diluted earnings per share to historical GAAP earnings per share are set forth below. A table reconciling historical constant currency net revenues to GAAP net revenues is set forth above under “Second Quarter Net Revenues by Segment.” Tables reconciling forecasted 2017 constant currency revenue growth and forecasted 2017 adjusted earnings per share to their respective most directly comparable forecasted GAAP measures are set forth above under “2017 Outlook.”

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - July 2, 2017
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$238.3	$158.9	$20.3	$0.9	—	$19.7	$0.0	$12.1	$78.4	$1.67	46,818
Adjustments
Restructuring and other impairment charges	—	—	—	0.9	—	—	—	0.5	0.3	$0.01	—
Losses and other charges, net (A)	5.0	(6.3)	0.3	—	—	—	—	(0.4)	(0.5)	$0.02)	—
Amortization of debt discount on convertible notes	—	—	—	—	—	0.4	—	0.1	0.2	$0.01	—
Intangible amortization expense	—	22.5	0.1	—	—	—	—	6.5	16.1	$0.34	—
Tax adjustment (B)	—	—	—	—	—	—	—	—	—	—	—
Loss on extinguishment of debt, net	—	—	—	—	—	—	0.0	0.0	0.0	$0.00	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	—	—	$0.02	(501)
Adjusted basis	$233.3	$142.7	$19.8	—	—	$19.4	—	$18.8	$94.6	$2.04	46,317
Quarter Ended - June 26, 2016
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$217.2	$143.0	$15.5	($0.1)	$0.4)	$11.8	$19.3	$8.0	$59.1	$1.25	47,246
Adjustments
Restructuring and other impairment charges	—	—	—	(0.1)	—	—	—	0.1	(0.2)	($0.00)	—
Losses and other charges, net (A)	4.0	1.2	0.0	—	(0.4)	—	—	1.9	2.9	$0.07	—
Amortization of debt discount on convertible notes	—	—	—	—	—	1.4	—	0.5	0.9	$0.02	—
Intangible amortization expense	—	15.9	0.1	—	—	—	—	4.3	11.8	$0.25	—
Tax adjustment (B)	—	—	—	—	—	—	—	0.5	(0.5)	$0.01)	—
Loss on extinguishment of debt, net	—	—	—	—	—	—	19.3	7.0	12.2	$0.26	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	—	—	$0.07	(1,675)
Adjusted basis	$213.2	$125.9	$15.3	—	—	$10.3	—	$22.4	$86.2	$1.89	45,571

(A) In 2017, losses and other charges, net related primarily to income associated with a litigation settlement, somewhat offset by costs associated with the acquisition of Vascular Solutions and facility consolidation costs. In 2016, losses and other charges, net related primarily to facility consolidations.

(B) The tax adjustment represents a net benefit resulting primarily from the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law changes affecting our deferred tax liability.

(C) Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of the Company's convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Year-to-date Ended - July 2, 2017
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$470.7	$322.9	$38.1	$13.8	—	$37.3	$5.6	$9.4	$118.7	$2.54	46,716
Adjustments
Restructuring and other impairment charges	—	—	—	13.8	—	—	—	3.5	10.3	$0.22	—
Losses and other charges, net (A)	16.6	3.3	0.6	—	—	2.1	—	7.3	15.2	$0.33	—
Amortization of debt discount on convertible notes	—	—	—	—	—	0.8	—	0.3	0.5	$0.01	—
Intangible amortization expense	—	41.2	0.2	—	—	—	—	11.6	29.8	$0.64	—
Tax adjustment (B)	—	—	—	—	—	—	—	0.5	(0.5)	($0.01)	—
Loss on extinguishment of debt, net	—	—	—	—	—	—	5.6	2.0	3.5	$0.08	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	—	—	$0.04	(489)
Adjusted basis	$454.1	$278.4	$37.3	—	—	$34.5	—	$34.7	$177.5	$3.84	46,227
Year-to-date Ended - June 26, 2016
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$416.9	$279.3	$27.8	$9.8	$1.4)	$25.5	$19.3	$10.6	$110.1	$2.29	48,014
Adjustments
Restructuring and other impairment charges	—	—	—	9.8	—	—	—	2.4	7.4	$0.15	—
Losses and other charges, net (A)	6.6	1.8	0.0	—	(1.4)	—	—	2.8	4.4	$0.08	—
Amortization of debt discount on convertible notes	—	—	—	—	—	4.9	—	1.8	3.1	$0.06	—
Intangible amortization expense	—	31.2	0.2	—	—	—	—	8.4	23.0	$0.48	—
Tax adjustment (B)	—	—	—	—	—	—	—	5.5	(5.5)	$0.11)	—
Loss on extinguishment of debt, net	—	—	—	—	—	—	19.3	7.0	12.2	$0.25	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	—	—	$0.19	(2,648)
Adjusted basis	$410.3	$246.3	$27.6	—	—	$20.6	—	$38.5	$154.7	$3.41	45,366

(A) In 2017, losses and other charges, net related primarily to costs associated with the acquisition of Vascular Solutions and facility consolidation costs, somewhat offset by income associated with a litigation settlement. In 2016, losses and other charges, net related primarily to facility consolidations.

(B) The tax adjustment represents a net benefit resulting primarily from the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law changes affecting our deferred tax liability.

(C) Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of the Company's convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares.

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular and interventional access, surgical, anesthesia, cardiac care, urology, emergency medicine and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.

Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch® and Weck® - trusted brands united by a common sense of purpose.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, forecasted 2017 GAAP and constant currency revenue growth and GAAP and adjusted diluted earnings per share. Actual results could differ materially from those in the forward-looking statements due to, among other things, changes in business relationships with and purchases by or from major customers or suppliers; delays or cancellations in shipments; demand for and market acceptance of new and existing products; our inability to integrate acquired businesses into our operations, realize planned synergies and operate such businesses profitably in accordance with our expectations; our inability to effectively execute our restructuring programs; our inability to realize anticipated savings from restructuring plans and programs; the impact of healthcare reform legislation and proposals to amend the legislation; changes in Medicare, Medicaid and third party coverage and reimbursements; competitive market conditions and resulting effects on revenues and pricing; increases in raw material costs that cannot be recovered in product pricing; global economic factors, including currency exchange rates, interest rates, sovereign debt issues and the impact of the United Kingdom's vote to leave the European Union; difficulties in entering new markets;

general economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K.

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2017	June 26, 2016	July 2, 2017	June 26, 2016
	(Dollars and shares in thousands, except per share)
Net revenues	$528,613	$473,553	$1,016,494	$898,446
Cost of goods sold	238,329	217,154	470,650	416,900
Gross profit	290,284	256,339	545,844	481,546
Selling, general and administrative expenses	158,934	142,983	322,903	279,331
Research and development expenses	20,278	15,472	38,105	27,825
Restructuring charges	870	(119)	13,815	9,849
Gain on sale of assets	—	(378)	—	(1,397)
Income from continuing operations before interest, loss on extinguishment of debt and taxes	110,202	98,441	171,021	165,938
Interest expense	19,894	11,907	37,620	25,691
Interest income	(161)	(129)	(330)	(209)
Loss on extinguishment of debt	11	19,261	5,593	19,261
Income from continuing operations before taxes	90,458	67,402	128,138	121,195
Taxes on income from continuing operations	12,095	8,007	9,426	10,620
Income from continuing operations	78,363	59,395	118,712	110,575
Operating income (loss) from discontinued operations	(566)	6	(848)	(376)
Benefit on income (loss) from discontinued operations	(206)	(187)	(309)	(257)
Income (loss) from discontinued operations	(360)	193	(539)	(119)
Net income	78,003	59,588	118,173	110,456
Less: Income from continuing operations attributable to noncontrolling interest	—	285	—	464
Net income attributable to common shareholders	$78,003	$59,303	$118,173	$109,992
Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$1.74	$1.36	$2.64	$2.58
Income (loss) from discontinued operations	(0.01)	—	(0.01)	—
Net income	$1.73	$1.36	$2.63	$2.58
Diluted:
Income from continuing operations	$1.67	$1.25	$2.54	$2.29
Loss from discontinued operations	—	0.01	(0.01)	—
Net income	$1.67	$1.26	$2.53	$2.29
Dividends per share	$0.34	$0.34	$0.68	$0.68
Weighted average common shares outstanding
Basic	44,996	43,549	44,945	42,598
Diluted	46,818	47,246	46,716	48,014
Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$78,363	$59,110	$118,712	$110,111
Income (loss) from discontinued operations, net of tax	(360)	193	(539)	(119)
Net income	$78,003	$59,303	$118,173	$109,992

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	July 2, 2017	December 31, 2016
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$676,214	$543,789
Accounts receivable, net	303,702	271,993
Inventories, net	368,526	316,171
Prepaid expenses and other current assets	47,298	40,382
Prepaid taxes	11,878	8,179
Assets held for sale	—	2,879
Total current assets	1,407,618	1,183,393
Property, plant and equipment, net	369,301	302,899
Goodwill	1,854,076	1,276,720
Intangible assets, net	1,612,904	1,091,663
Deferred tax assets	1,963	1,712
Other assets	44,162	34,826
Total assets	$5,290,024	$3,891,213
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$112,039	$183,071
Accounts payable	81,973	69,400
Accrued expenses	85,050	65,149
Current portion of contingent consideration	584	587
Payroll and benefit-related liabilities	78,951	82,679
Accrued interest	5,294	10,450
Income taxes payable	3,438	7,908
Other current liabilities	8,722	8,402
Total current liabilities	376,051	427,646
Long-term borrowings	1,887,716	850,252
Deferred tax liabilities	468,034	271,377
Pension and postretirement benefit liabilities	128,335	133,062
Noncurrent liability for uncertain tax positions	18,378	17,520
Other liabilities	52,981	52,015
Total liabilities	2,931,495	1,751,872
Commitments and contingencies
Convertible notes - redeemable equity component	—	1,824
Mezzanine equity	—	1,824
Total shareholders' equity	2,358,529	2,137,517
Total liabilities and shareholders' equity	$5,290,024	$3,891,213

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	July 2, 2017	June 26, 2016
	(Dollars in thousands)
Cash flows from operating activities of continuing operations:
Net income	$118,173	$110,456
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	539	119
Depreciation expense	28,084	26,609
Amortization expense of intangible assets	41,375	31,397
Amortization expense of deferred financing costs and debt discount	2,825	6,554
Loss on extinguishment of debt	5,593	19,261
Gain on sale of assets	—	(1,397)
Fair value step up of acquired inventory sold	10,442	—
Changes in contingent consideration	(237)	1,242
Stock-based compensation	9,534	7,949
Deferred income taxes, net	(8,779)	(1,292)
Other	(3,300)	(1,970)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	5,071	(10,237)
Inventories	(12,187)	(3,284)
Prepaid expenses and other current assets	4	238
Accounts payable and accrued expenses	6,541	(3,500)
Income taxes receivable and payable, net	(5,988)	(657)
Net cash provided by operating activities from continuing operations	197,690	181,488
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(36,833)	(19,535)
Proceeds from sale of assets	6,332	3,985
Payments for businesses and intangibles acquired, net of cash acquired	(993,459)	(3,117)
Net cash used in investing activities from continuing operations	(1,023,960)	(18,667)
Cash flows from financing activities of continuing operations:
Proceeds from new borrowings	1,194,500	665,000
Reduction in borrowings	(228,273)	(656,479)
Debt extinguishment, issuance and amendment fees	(19,114)	(8,182)
Net proceeds from share based compensation plans and the related tax impacts	1,305	6,593
Payments for contingent consideration	(153)	(133)
Dividends paid	(30,590)	(28,998)
Net cash provided by (used in) financing activities from continuing operations	917,675	(22,199)
Cash flows from discontinued operations:
Net cash used in operating activities	(961)	(1,183)
Net cash used in discontinued operations	(961)	(1,183)
Effect of exchange rate changes on cash and cash equivalents	41,981	(1,315)
Net increase in cash and cash equivalents	132,425	138,124
Cash and cash equivalents at the beginning of the period	543,789	338,366
Cash and cash equivalents at the end of the period	$676,214	$476,490

Non cash financing activities of continuing operations:
Settlement and exchange of convertible notes with common or treasury stock	$983	$35,197
Acquisition of treasury stock associated with settlement and exchange of convertible note hedge and warrant agreements	$19,361	$85,895